UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2005

The Smith & Wollensky Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16505 (Commission File Number)	58-2350980 (IRS Employer Identification No.)
(212) 838-2061 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 30, 2005, The Smith & Wollensky Restaurant Group, Inc. (the “Company”) entered into a Separation Agreement and General Release with James M. Dunn, the Company’s former President – Boston Operations (the “Agreement”). The following summary is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Pursuant to the terms of the Agreement, (i) Mr. Dunn’s employment agreement was terminated, (ii) Mr. Dunn is entitled to receive from the Company an amount equal to $10,000 per month for the period commencing August 1, 2005 and ending April 30, 2006, and (iii) Mr. Dunn is entitled to remain on the Company’s group health care plan through April 30, 2006, at the same monthly premium cost to Mr. Dunn as he would have paid had he remained an active employee through that period. The Agreement also contains a general release and a restriction on Mr. Dunn’s ability to solicit employees of the Company.

In addition, pursuant to the terms of the Agreement, on August 30, 2005, the Company purchased from Mr. Dunn 158,667 shares of the Company’s common stock that were subject to vested options held by Mr. Dunn for a purchase price equal to $6.00 per share (minus any applicable exercise price).

Item 7.01	Regulation FD Disclosure

On August 31, 2005, the Company issued a press release containing information relating to the impact of Hurricane Katrina on the Company’s operations. A copy of the press release is being furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K and Exhibit 99.2 attached hereto shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits
	99.1	Separation and General Release by and between the Company and James M. Dunn dated August 30, 2005
	99.2	Press Release issued by the Company dated August 31, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Smith & Wollensky Restaurant Group, Inc.

By:	/s/ Samuel Goldfinger Samuel Goldfinger
Chief Financial Officer, Treasurer and
Secretary

Date:	September 1, 2005

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Index to Exhibits

Exhibit No.	Description of document
99.1*	Separation and General Release by and between The Smith & Wollensky Restaurant Group, Inc. and James M. Dunn dated August 30, 2005
99.2*	Press Release issued by The Smith & Wollensky Restaurant Group, Inc. dated August 31, 2005

* Filed herewith.

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